EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-76078) of Albany International Corp. of our report dated June 11, 2003 relating to the financial statements of Albany International Corp. Prosperity Plus Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Albany, New York
June 27, 2003